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                                                                   Exhibit 10.60

                              SEPARATION AGREEMENT

         This Separation Agreement is entered into by and between Philip F. Schultz ("Employee") and Eagle-Picher Industries, Inc., an Ohio corporation ("Employer"). In exchange for the payments provided herein, the mutual undertakings, and other good and valuable consideration, the parties agree as follows:

1. Employee's employment with Employer shall terminate effective as of the later of (a) November 30, 2001, or (b) the earlier of (i) December 31, 2001, or (ii) the date of closing of the "Securitization Transaction" (as defined in Paragraph 3 below) (as the case may be, the "Separation Date"). Employer shall pay Employee at Employee's current rate of pay according to Employer's ordinary payroll practices for all wages due up to and including the Separation Date. Employer shall also compensate Employee for fifteen
     (15) unused vacation days as of the Separation Date. Employee's positions as an officer or director of Employer or any of its affiliates shall terminate effective October 8, 2001.

2.   Employer shall pay or provide to Employee:

a) SEVERANCE PAY. Employer shall pay to Employee, without setoff or deduction, the amount of $290,000 (the "Annual Salary Amount"), which Annual Salary Amount shall be paid as follows:

          i) If the Annual Salary Amount has not previously been paid in full, commencing on the day following the Separation Date and continuing until the Annual Salary Amount has been paid in full, Employer shall pay to Employee each month in accordance with

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               Employer's normal payroll practices an amount equal to
               one-twelfth (1/12) of the Annual Salary Amount;

          ii) On or before the earlier of (x) March 1, 2002, or (y) the date of closing of the Securitization Transaction (as the case may be, the "Deferred Payment Date"), Employer shall pay to Employee in a lump sum the then unpaid balance of the Annual Salary Amount.

          As a material inducement to Employee to enter into this Agreement, Employer agrees and intends that the covenant of Employer to pay the Annual Salary Amount at the times and in the manner set forth in this Paragraph 2 (a) is an independent covenant, and Employer is and intends to be unconditionally obligated to pay the Annual Salary Amount without setoff or deduction and regardless of any breach of this Agreement by Employee or any other claims or defenses to payment Employer may have against Employee.

     b) SALARY CONTINUATION. Commencing on the day following the Separation Date and continuing for a period of fifty-two (52) consecutive weeks, Employer shall pay Employee the annual amount of $11,154, such amount to be paid in equal installments in accordance with Employer's normal payroll practices for the fifty-two (52) weeks following the Separation Date (the "Severance Period"). For avoidance of doubt, no bonuses will be due to Employee except as provided in Paragraph 3 below, and Employee shall have no obligations to Employer during the Severance Period and shall not be obligated to provide any services to Employer in connection with any payments during the Severance Period.

     c) MEDICAL BENEFITS. At Employer's sole cost (but subject to applicable co-pays and deductibles, which shall be the responsibility of Employee), Employer will provide



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          Employee and his immediate family with medical benefits under the
          Employer's Group Medical Plan until the earlier of (A) the last day of the Severance Period, or (B) if during the Severance Period Employee obtains employment with a new employer that offers Medical coverage for Employee and his family that does not exclude coverage for any pre-existing conditions (but regardless of any co-pay or contribution requirements for such medical coverage), the date Employee is eligible for such Medical coverage ("New Coverage"). Employee shall give Employer notice of New Coverage. While covered by the Employer's Group Medical Plan, Employee will also be entitled to participate in Employer's Dental Plan and Flex Plan.

     d) LIFE INSURANCE. Employee shall have basic coverage under Employer's Group Life Insurance Plan during the Severance Period.

     e) COMPANY CAR. Employer shall continue to insure and timely to pay all lease payments applicable to, and provide Employee the exclusive use of, Employee's leased company vehicle through the Deferred Payment Date. Employee intends to purchase such vehicle at the buy-out price available to Employer under the lease immediately following the Deferred Payment Date, and Employer shall cooperate with Employee to cause outright ownership of Employee's leased vehicle to be transferred to Employee in exchange for payment by Employee of the applicable buy-out price within thirty (30) days of the Deferred Payment Date.

     f) PERSONAL ELECTRONICS. On the Separation Date Employer shall be deemed to have transferred to Employee ownership of the Palm V (together with related software, chargers and modems) currently used by Employee and the cellular phone (including related phone number, cases and chargers) used by Employee. Employer and Employee


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          shall cooperate in the transfer of any related third party accounts as of the Separation Date.

     g) OUTPLACEMENT. Employer shall pay for outplacement services and career counseling at Drake Beam Morin (or a comparable facility selected by Employee), which services shall commence immediately and shall end on the last day of the Severance Period.

     h) RESTRICTED STOCK PURCHASE. Employer shall purchase from Employee for cash, and Employee shall sell to Employer or its designee, the 1,250 shares of Restricted Stock of Eagle-Picher Holdings, Inc. beneficially owned by Employee (the "Employee Stock Interest") for an aggregate purchase price of $139,575 (the "Down Payment") plus the "Contingent Payment" described in Paragraph 3 below. The Down Payment shall be paid by Employer to Employee, without setoff or deduction, on or before the Deferred Payment Date and the Contingent Payment shall be paid, if at all, in accordance with Paragraph 3 below. As a material inducement to Employee to enter into this Agreement, Employer agrees and intends that the covenant of Employer to pay the Down Payment at the times and in the manner set forth in this Paragraph 2 (h) is an independent covenant, and Employer is and intends to be unconditionally obligated to pay the Down Payment without setoff or deduction and regardless of any breach of this Agreement by Employee or any other claims or defenses to payment Employer may have against Employee.

    Employee acknowledges that this Agreement provides for payments and benefits not contemplated under the terms and conditions applicable to his employment. All lump sum and periodic payments and other benefits and distributions under this Agreement shall be subject to any withholding and employment taxes consistent with the character of the


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     payments in accordance with law. Employee shall pay the income tax costs for all payments and benefits under this Agreement.

3. SECURITIZATION AND INCENTIVE. Employer is attempting to obtain financing through the securitization of certain of the accounts receivable of Employer and its subsidiaries (the "Securitization Transaction"). Employer has requested Employee's continued assistance with the Securitization Transaction, which assistance Employee is willing to provide. In consideration of assistance provided by Employee in connection with the Securitization Transaction, Employer agrees that if the closing of the Securitization Transaction occurs on or before May 31, 2002, Employer shall pay to Employee the additional aggregate amount of $116,000 for the Employee Stock Interest (the "Contingent Payment") within ten (10) days after the closing of the Securitization Transaction. Employer further agrees that if Employer at any time prior to May 31, 2002 ceases to diligently and continuously pursue the Securitization Transaction to closing, Employer shall pay the Contingent Payment to Employee within ten
     (10) days after such cessation, but in any event on or before May 31, 2002.

4. Employee releases, holds harmless, and covenants not to sue or bring any charge or other claim against Employer and it affiliates and the officers, directors, shareholders, owners, employees and agents of Employer and its affiliates (collectively, the "Released Parties") in connection with any matter relating to, connected with, or arising out of his employment by Employer (other than personal injury) or the termination of that employment. Further, Employee expressly waives any rights under any Employer severance plan, or, except as expressly provided herein, any other Employer benefit plan. Specifically, but without limitation, Employee releases Employer and the Released Parties from, and agrees that he


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     will not bring any action against Employer or any of the Released Parties based on, any claim or denial of equal employment opportunity or discrimination in violation of any statute or regulation governing employment practices and specifically releases any such claim or action relating to age discrimination, including any claim under the federal Age Discrimination in Employment Act. Further, also without limitation, Employee agrees that he will not bring any action or other claim against Employer or any Released Party based on any theory of wrongful termination, intentional or negligent infliction of mental distress or other tort, breach of express or implied contract, or promissory estoppel. Any rights Employee is entitled to under his employment with Employer that are not specifically enumerated in this Agreement are canceled upon the Separation Date. This paragraph shall not preclude Employee from bringing an action to enforce the terms of this Agreement.

5. Employee will be entitled to benefits under the Eagle-Picher Salaried Pension Plan, the Eagle-Picher Supplemental Executive Retirement Plan ("SERP"), and the Eagle-Picher Salaried 401(k) Plan in accordance with the terms of those plans. Benefits under each of those plans will be calculated utilizing the Separation Date as the date of the Employee's termination of employment. Employee specifically acknowledges, agrees to and accepts the amendments to Employer's Supplemental Executive Retirement Plan made as of March 27, 2001. Employee specifically acknowledges, agrees to and accepts Rule No. 1 under the Second Amended and Restated Incentive Stock Plan of Eagle-Picher Industries, Inc. (the "Stock Plan") adopted by the Committee for the Stock Plan; provided, however, that the payments and benefits contemplated by this Agreement shall in no event be, or be deemed to be, prohibited, limited or otherwise restricted by such Rule, it being the intent and agreement of the parties that the negotiated payments and benefits provided for in this Agreement not be


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     the same as those contemplated under the terms and conditions applicable to
     Employee's employment with Employer. Employee also specifically acknowledges, agrees to and accepts the adjustments to the Agreed Share Price made by the Committee for the Plan on March 27, 2001 and agrees that the Agreed Share Price for shares of Restricted Stock under the Stock Plan shall be $94.06; provided, however, that the payments and benefits contemplated by this Agreement shall in no event be, or be deemed to be, prohibited, limited or otherwise restricted by such Rule, it being the intent and agreement of the parties that the negotiated payments and benefits provided for in this Agreement not be the same as those contemplated under the terms and conditions applicable to Employee's employment with Employer.

6. Employee shall hold all Confidential Information (as defined below) in strict confidence and not disclose any Confidential Information except as expressly provided herein and shall not use any Confidential Information for his own benefit or otherwise against the best interests of Employer. As used herein, "Confidential Information" shall mean any information regarding Employer and/or its affiliates (whether written, oral or otherwise), received or obtained before, on or after the date hereof, including without limitation any product design, specification or other technical information, manufacturing or other process information, financial information, customer information, general business information, or market information, WHETHER OR NOT marked or designated as "Confidential," "Proprietary" or the like, in any form, including electronic or optical data storage and retrieval mechanisms, and including all forms of communication, including but not limited to physical demonstrations, in-person conversations and telephone conversations, email and other means of information transfer such as facility tours, regardless of whether any such information is protected by applicable trade secret or similar laws. The term "Confidential Information" shall not include


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     information which: (i) is or becomes generally available to the public other than as a result of the disclosure by Employee or another person bound by a confidentiality agreement with, or other legal or fiduciary or other obligation of secrecy or confidentiality to, Employer or another party with respect to such information; or (ii) becomes available to Employee from a source other than Employer or any of its directors, officers, employees, agents, affiliates, representatives, or advisors, provided that such source is not bound by a confidentiality agreement with, or other legal or fiduciary or other obligation of secrecy or confidentiality to, Employer or another party with respect to such information. If Employee shall be required by subpoena or similar government order or other legal process ("Legal Process") to disclose any Confidential Information, then Employee shall provide Employer with prompt written notice of such requirement and cooperate if requested with Employer in efforts to resist disclosure or to obtain a protective order or similar remedy. Subject to the foregoing, if Confidential Information is required by Legal Process to be disclosed, then Employee may disclose such Confidential Information but shall not disclose any Confidential Information for a reasonable period of time, unless compelled under imminent threat of penalty, sanction, contempt citation or other violation of law, in order to allow Employer time to resist disclosure or to obtain a protective order or similar remedy. If Employee discloses any Confidential Information, then Employee shall disclose only that portion of the Confidential Information which, in the opinion of counsel, is required by such Legal Process to be disclosed. Employee represents and warrants to Employer that as of the date this Agreement becomes irrevocable, Employee will not have in his possession or in the possession of any of his family members any Confidential Information in tangible form (including electronic

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     computer files). Employee also agrees not to disparage Employer or any of its shareholders, directors, officers or employees and Employer agrees not to disparage Employee.

7. If Employee brings an action or other claim against Employer or any Released Party in violation of paragraph 5 or otherwise materially breaches this Agreement, in addition to any and all damages to which Employer or a Released Party may be entitled, all payments and benefits to Employee set forth in paragraph 2 above shall cease (excepting any benefit received in accordance with the requirements of C.O.B.R.A.). Employer shall give Employee notice of a claim that Employee has materially breached this Agreement and Employee shall have a period of thirty (30) days to cure such breach if it is capable of cure (provided that Employer may seek immediate injunctive relief for a breach or threatened breach of this Agreement). Employee acknowledges and agrees that in the event of any breach or threatened breach of this Agreement by Employee, then Employer shall be entitled to specific performance and injunctive relief as a remedy for any such breach or threatened breach hereof without necessity of posting bond or other security, the requirement for which is expressly waived. Employee agrees not to raise and hereby waives any defense to injunctive relief based on lack of irreparable harm or sufficiency of monetary damages. Such remedy shall not be deemed to be the exclusive remedy for any breach of this Agreement, but shall be in addition to all other remedies available to Employer at law or in equity.

8. Employee recognizes that the release and waiver provisions of this Agreement may surrender valuable legal rights. He acknowledges full awareness of the extinguishment of such rights in exchange for the consideration provided under this Agreement. Employee further acknowledges that he has been advised by Employer to consult an attorney with respect to this Agreement prior to executing it. Further, Employee acknowledges that he has been given


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     twenty-one (21) calendar days from initial presentation of this Agreement on October 12, 2001 in order to consult an attorney.

9. This Agreement shall be binding upon Employer as of the date of its execution and presentation by Employer if it is executed by the Employee within twenty-one (21) calendar days of presentation by Employer and not later rescinded as provided herein. If Employee does not execute this Agreement and deliver it to Employer within twenty-one (21) calendar days of presentation by Employer, it shall be voidable at the option of Employer. Employee, at his sole election and option, shall be entitled to rescind and withdraw from this Agreement without further obligation at anytime within seven (7) calendar days from the date Employee executes the Agreement. Employee shall evidence any withdrawal and rescission by giving written notice to Employer's Senior Vice President and General Counsel, 250
     E. 5th Street, 5th Floor, Cincinnati, Ohio 45202, telecopy (513) 629-2571, with a written notice stating that Employee rescinds the Agreement and withdraws from it. If Employee has not given Employer such written notice on or before the expiration of such seven (7) calendar days from the date Employee executes the Agreement, this Agreement shall be irrevocable. The day on which such seven day period ends shall be referred to herein as the ("Effective Date").

Executed and presented as of the 1st day of November 2001.

                         EAGLE-PICHER INDUSTRIES, INC.


                         By:
                               ----------------------------
                         Name:  DAVID G. KRALL
                               ----------------------------
                         Title: SENIOR VICE PRESIDENT
                               ----------------------------


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Executed and agreed to this 1st day of November 2001.

                                    By:
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                                         Philip F. Schultz



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